Exhibit 1

2 August 2017

BRITISH AMERICAN TOBACCO P.L.C.

Notice of an additional guarantor to the holders of certain series of securities: (i) issued by Reynolds American Inc. (“RAI”) and R. J. Reynolds Tobacco Company (“RJRT”) and (ii) issued by B.A.T. International Finance p.l.c. (“BATIF”):

A.	On 25 July 2017, British American Tobacco p.l.c. (“BAT”) acceded as a guarantor of certain securities issued by its indirect, wholly owned subsidiaries RAI and RJRT.

RAI is the issuer under an indenture, dated 31 May 2006, as supplemented (the “RAI Indenture”), between RAI, The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”) and certain subsidiaries of RAI as guarantors. There is approximately $12.7 billion aggregate principal amount of unsecured RAI debt securities (the “RAI Notes”) outstanding under the RAI Indenture.

In addition, RAI’s indirect, wholly owned subsidiary, RJRT, is the issuer (as a successor to Lorillard Tobacco Company) under an indenture dated 23 June 2009, as supplemented (the “RJRT Indenture”) between RJRT, the Trustee, RAI and R.J. Reynolds Tobacco Holdings, Inc. (a direct, wholly owned subsidiary of RAI), as guarantors. There is approximately $284 million aggregate principal amount of unsecured RJRT debt securities (the “RJRT Notes”) outstanding under the RJRT Indenture.

On 25 July 2017, BAT became a guarantor, on an unsecured basis, of the RAI Notes under the RAI Indenture pursuant to a supplemental indenture thereto, and became a guarantor of the RJRT Notes under the RJRT Indenture pursuant to a supplemental indenture thereto and a related guarantee agreement.

B.
On 2 August 2017, RAI acceded as an additional guarantor of existing debt securities issued by BATIF pursuant to Rule 144A and Regulation S under the Securities Act of 1933, as amended, in the aggregate principal amount of approximately $5.4 billion (the “BATIF Notes”). The BATIF Notes are also guaranteed by BAT, British American Tobacco Holdings (The Netherlands) B.V. and, in respect of certain series only, B.A.T. Netherlands Finance B.V.

Enquiries

British American Tobacco Press Office
+44 (0)20 7845 2888 (24 hours)│@BATPress

Investor Relations
Mike Nightingale/Rachael Brierley/Sabina Marshman
+44 (0)20 7845 1180/1519/1781

British American Tobacco p.l.c.
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London WC2R 2PG